1347 Property Insurance Holdings, Inc. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2017 SECOND QUARTER

FINANCIAL RESULTS

Q2 2017 Net Income of $0.9 million, or $0.15 per diluted share

Conference Call Scheduled For August 11, 2017 at 10:00 a.m. ET

Tampa, FL – August 10, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its second quarter ended June 30, 2017.

Second Quarter 2017 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Gross premiums written increased 27.9% to $18.8 million from $14.7 million.
●	Net premiums earned increased 9.5% to $8.2 million from $7.5 million.
●	Net combined ratio was 89.5%; compared with 76.4% in the prior year quarter.
●	Net income was approximately $0.9 million, or $0.15 per diluted share, compared to net income of $1.3 million, or $0.22 per diluted share.
●	Book value per share of $7.99 at June 30, 2017 versus $7.83 at March 31, 2017 and $7.85 a year ago.
●	In-force policy count at June 30, 2017 increased to 37,500 from 35,200 at March 31, 2017 and 30,800 a year ago.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We are pleased to have grown our book value another 16 cents per share in the second quarter to $7.99. We ended the second quarter with almost 37,500 policies in force, representing growth of over 21% from a year ago. As a result, our gross written premiums rose 27.9% as compared to the second quarter of 2016, primarily from our voluntary independent agencies.  We focus intently on our independent agent network and work every day to create a win-win relationship for them and Maison.” Mr. Raucy continued, “While we did not experience any CAT events in the second quarter, non-catastrophe weather losses were significant in the quarter, comprising more than half of our net loss ratio for the three month period due to a number of smaller wind/hail events in Texas and Louisiana which occurred primarily in April and May. Even after the impact of these storms, our resulting net combined ratio for the quarter was 89.5%, which was still solidly profitable and proof again in the resilience of our business model.”

Operating Review

	(Unaudited)				(Unaudited)
(amounts in thousands, except ratios)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017	2016	Change		2017	2016	Change
Gross premiums written	$18,820	$14,714	27.9%		$31,654	$25,518	24.0%
Ceded premiums written	$4,500	$5,870	(23.3%)		$10,375	$9,441	9.9%
Gross premiums earned	$14,044	$11,708	20.0%		$27,562	$23,276	18.4%
Ceded premiums earned	$5,816	$4,196	38.6%		$11,162	$7,543	48.0%
Net premiums earned	$8,228	$7,512	9.5%		$16,400	$15,733	4.2%

Total revenues	$8,923	$7,893	13.0%		$17,640	$16,492	7.0%

Gross losses and loss adjustment expenses	$8,464	$5,616	50.7%		$14,049	$15,480	(9.2%)
Ceded losses and loss adjustment expenses	$6,081	$3,778	61.0%		$8,035	$7,006	14.7%
Net losses and loss adjustment expenses	$2,383	$1,838	29.7%		$6,014	$8,474	(29.0%)

Amortization of deferred policy acquisition costs	$2,590	$2,063	25.5%		$5,112	$4,053	26.1%
General and administrative expenses	$2,299	$1,746	31.7%		$4,390	$3,324	32.1%
Amortization charges on Series B Preferred Shares	$91	$86	5.8%		$183	$174	5.2%

Net income	$921	$1,340	(31.3%)		$1,167	$225	418.7%
Weighted average diluted shares outstanding	5,957	6,097	(2.3%)		5,957	6,104	(2.4%)

Ratios to Gross Premiums Earned:(1)
Ceded ratio	(1.9%)	3.6%	(5.5	)pts	11.3%	2.3%	9.0	pts
Gross loss ratio	60.3%	48.0%	12.3	pts	51.0%	66.5%	(15.5	) pts
DPAC ratio	18.4%	17.6%	0.8	pts	18.5%	17.4%	1.1	pts
G&A ratio	16.4%	14.9%	1.5	pts	15.9%	14.3%	1.6	pts
Combined gross ratio	93.2%	84.1%	9.1	pts	96.7%	100.5%	(3.8	) pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	29.0%	24.5%	4.5	pts	36.7%	53.9%	(17.2	) pts
Net expense ratio	60.5%	51.9%	8.6	pts	59.1%	48.0%	11.1	pts
Net combined ratio	89.5%	76.4%	13.1	pts	95.8%	101.9%	(6.1	) pts

(1) See “Definition of Non-U.S. GAAP Financial Measures” below.

Quarterly Financial Review

Premiums

Gross premiums written increased 27.9% to $18.8 million for the quarter ended June 30, 2017 compared with $14.7 million for the quarter ended June 30, 2016. Gross premiums earned increased 20.0% to $14.0 million for the quarter ended June 30, 2017 compared with $11.7 million for the quarter ended June 30, 2016. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents, particularly in the State of Texas. As of June 30, 2017, approximately 77% of the Company’s 37,500 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Louisiana Citizens. Gross premiums written for the quarter ended June 30, 2017 also included approximately $0.9 million in premium assumed through our depopulation from the Texas Windstorm Insurance Association (“TWIA”) for which there were no corresponding premiums in the quarter ended June 30, 2016.

Net premiums earned increased 9.5% to $8.2 million for the quarter ended June 30, 2017 compared with $7.5 million for the quarter ended June 30, 2016.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended June 30, 2017 was 60.3% compared to 48.0% for the quarter ended June 30, 2016. The net loss ratio for the quarter ended June 30, 2017 was 29.0% compared to 24.5% for the quarter ended June 30, 2016. Core losses (as defined in the table below) contributed most heavily to the loss ratio in the second quarter of 2017 compared with the second quarter of 2016 where recoveries generated from our aggregate reinsurance treaty provided a negative loss ratio for non-catastrophe weather related claims. The following table sets forth the components of our net incurred losses and net loss ratios for the three and six months ended June 30, 2017 and 2016.

(amounts in thousands)	Three months ended June 30,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Non-catastrophe weather losses	$1,421	17.3%	$(1,272)	(16.9)%
Non-weather losses	1,852	22.5%	2,055	27.4%
Core loss(1)	3,273	39.8%	783	10.5%
Catastrophe loss(2)	3	—%	1,007	13.4%
Prior period (redundancy) development(3)	(893)	(10.8)%	48	0.6%
Net losses and LAE incurred	$2,383	29.0%	$1,838	24.5%

	Six months ended June 30,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Non-catastrophe weather losses	$1,872	11.4%	$379	2.4%
Non-weather losses	3,664	22.4%	3,228	20.5%
Core loss(1)	5,536	33.8%	3,607	22.9%
Catastrophe loss(2)	1,700	10.4%	4,986	31.7%
Prior period (redundancy) development(3)	(1,222)	(7.5)%	(119)	(0.7)%
Net losses and LAE incurred	$6,014	36.7%	$8,474	53.9%

(1)	We define Core Loss as net losses and LAE less the sum of catastrophe losses and prior period development/redundancy.
(2)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a catastrophe as a PCS event where the Company’s estimated gross incurred cost (before recovery from reinsurance) exceeds $1,500.
(3)	Prior period development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the second quarter of 2017 was $2.6 million, a $0.5 million increase over $2.1 million for the second quarter of 2016. As a percentage of gross premiums earned this expense was 18.4% for the second quarter of 2017, compared to 17.6% for the second quarter of 2016. This change was mainly driven by an increase in the effective rate of premium taxes we pay due to a change in the Louisiana insurance code limiting the credits allowed on premium tax returns filed with the state.

General and Administrative Expenses

General and administrative expenses for the second quarter of 2017 were $2.3 million, a 31.7% increase from $1.7 million for the second quarter of 2016. General and administrative expenses as a percentage of gross premiums earned rose to 16.4% for the second quarter of 2017 compared to 14.9% for the prior year period, primarily due to an increase in staffing and professional fees.

Net Income

In the second quarter of 2017, the Company reported net income of $0.9 million, compared to net income of $1.3 million in the prior year period. The Company reported net income of $0.15 per diluted share during the second quarter of 2017, based on approximately 6.0 million weighted average shares outstanding, compared to net income of $0.22 per diluted share during the prior year period, based on approximately 6.1 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

At June 30, 2017, the Company held cash, cash equivalents and investments with a carrying value of $79.0 million. As of June 30, 2017, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments, comprised 95% of the investment portfolio.

Conference Call Details

Date:

Friday, August 11, 2017

Time:

10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:

(877) 407-0619

International callers:

(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q2-2017. An audio recording of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida, but has not yet started writing business in the state. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and other similar expressions to identify forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. Although we believe that the plans, objectives, expectations, and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements express or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations, and prospects will be achieved.

Important factors that may cause our actual results to differ materially from the results contemplated by the forward looking statements are contained in Item 1A. Risk Factors and elsewhere on the Company’s Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC, and include, among others, the following: (i) our limited operating history and status as an emerging growth company; (ii) lack of future opportunities to participate in take-out programs; (iii) the level of demand for our coverage and the incidence of catastrophic events related to such coverage, including the impact of climate change and our lack of geographic diversification; (iv) our ability to successfully implement our business strategy and expand our operations, including through acquisitions and development of new products; (v) changes in general economic, business, and industry conditions, including cyclical changes in the insurance industry; (vi) our ability to grow and remain profitable in the competitive insurance industry, including our lack of a rating from A.M. Best; (vii) legal, regulatory, and tax developments, including the effects of emerging claim and coverage issues and increased litigation against the insurance industry; (viii) legal actions brought against us; (ix) damage to our reputation; (x) adequacy of our insurance reserves; (xi) availability of reinsurance and ability of reinsurers to pay their obligations; (xii) the failure of our risk mitigation strategies or loss limitation methods; (xiii) our reliance on independent agents to write our insurance and other third parties; (xiv) our ability to maintain our public company status, exchange listing and effective internal control systems; (xv) potential conflicts of interest due to our affiliation with KFSI; (xvi) data security breaches and other factors affecting our information technology systems; (xvii) our ability to attract and retain qualified employees, independent agents and brokers; (xviii) our ability to meet our obligations or obtain additional capital on favorable terms, or at all; (xix) our ability to accurately price the risks that we underwrite; and (xx) restrictions on the use of our net operating loss carryforwards.

We disclaim any obligation to update or revise any forward-looking statements as a result of new information, future events, or for any other reason.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal second quarter ended June 30, 2017 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue:
Net premiums earned	$8,228	$7,512	$16,400	$15,733
Net investment income	284	127	452	242
Other income	411	254	788	517
Total revenue	8,923	7,893	17,640	16,492

Expenses:
Net losses and loss adjustment expenses	2,383	1,838	6,014	8,474
Amortization of deferred policy acquisition costs	2,590	2,063	5,112	4,053
General and administrative expenses	2,299	1,746	4,390	3,324
Accretion of discount on Series B Preferred Shares	91	86	183	174
Total expenses	7,363	5,733	15,699	16,025

Income before income tax expense	1,560	2,160	1,941	467
Income tax expense	639	820	774	242
Net income	$921	$1,340	$1,167	$225

Net earnings per common share:
Basic	$0.15	$0.22	$0.20	$0.04
Diluted	$0.15	$0.22	$0.20	$0.04
Weighted average common shares outstanding:
Basic	5,956,766	6,097,043	5,956,766	6,104,061
Diluted	5,956,766	6,097,043	5,956,766	6,104,061

Consolidated Statements of Comprehensive Income
Net income	$921	$1,340	$1,167	$225
Unrealized gains on investments available for sale, net of income taxes	14	93	69	321
Comprehensive income	$935	$1,433	$1,236	$546

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $40,272 and $26,793, respectively)	$40,203	$26,559
Equity investments, at fair value (cost of $1,182 and $1,000, respectively)	1,258	1,136
Short-term investments, at cost	1,459	196
Other investments, at cost	945	505
Total investments	43,865	28,396
Cash and cash equivalents	35,133	43,045
Deferred policy acquisition costs, net	5,545	4,389
Premiums receivable, net of allowance for credit losses of $32 and $38, respectively	2,263	2,923
Ceded unearned premiums	4,060	4,847
Reinsurance recoverable on paid losses	4,539	444
Reinsurance recoverable on loss and loss adjustment expense reserves	6,012	3,652
Funds deposited with reinsured companies	—	500
Current income taxes recoverable	47	1,195
Deferred tax asset, net	247	420
Property and equipment, net	226	250
Other assets	768	788
Total assets	$102,705	$90,849

LIABILITIES
Loss and loss adjustment expense reserves	$9,583	$6,971
Unearned premium reserves	29,913	25,821
Ceded reinsurance premiums payable	6,304	5,229
Agency commissions payable	921	497
Premiums collected in advance	2,226	1,128
Funds held under reinsurance treaties	50	73
Accounts payable and other accrued expenses	3,451	2,065
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,651	2,708
Total liabilities	$55,099	$44,492

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 shares issued and 5,956,766 shares outstanding for both periods	$6	$6
Additional paid-in capital	46,822	46,809
Retained earnings	1,783	616
Accumulated other comprehensive income (loss)	4	(65)
	48,615	47,366
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	47,606	46,357
Total liabilities and shareholders’ equity	$102,705	$90,849

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com